Exhibit 10.25.1
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Under 17 C.F.R. §§ 200.80(b)(4) and 203.406
FOURTH AMENDMENT TO LICENSE AGREEMENT No. A6126
     This Agreement, effective May 31, 2011 (the “Effective Date”), is between the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida 32611 U.S.A. (hereinafter referred to as “UFRF”) and Myriant Technologies Inc, a company duly recognized under the laws of the State of Delaware, and having its principle office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as “Assignee”). UFRF and Assignee are individually referred as Party and collectively as Parties.
     WHEREAS, UFRF and BioEnergy International LLC, a company duly organized under the laws of the State of Delaware, and having its principle office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as “Licensee”) entered into a license agreement No. A6126 effective November 30, 2007, (hereinafter “License Agreement”);
     WHEREAS, UFRF consented to the assignment of the License Agreement from Licensee to Assignee on July 10, 2009;
     WHEREAS, UFRF and Assignee amended the License Agreement by a First Amendment on April 26, 2010;
     WHEREAS, UFRF and Assignee amended the License Agreement by a Second Amendment on September 15, 2010;
     WHEREAS, UFRF and Assignee amended the License Agreement by a Third Amendment on May 20, 2011;
     WHEREAS, UFRF and Assignee (collectively “the Parties”) now wish to amend certain terms of the License Agreement such that certain items in the Third Amendment are replaced by this Fourth Amendment;
     NOW THEREFORE, in consideration of the mutual covenants and agreement set forth below, the Parties hereby amend the License Agreement as follows:
1.	Section 2.2.2 of the License Agreement is replaced in its entirety with the following:
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2.2.2	In respect to Sublicenses granted by Licensee under Section 2.2.1, Licensee shall pay a royalty on Net Sales according to Section 4.2.1. In addition, Licensee shall pay UFRF (subject to Permitted Deductions provided that fair and commercially reasonable sublicense fees are paid to UFRF in conjunction with such transaction) [...***...] of any fees or other payments in consideration for any rights granted under a sublicense and such payments are not based directly upon the amount or value of Licensed Products sold by Sublicensee (Fees) received by Licensee from any Sublicensee up to [...***...]; [...***...] of any Fees received by Licensee from any Sublicensee between [...***...] and [...***...]; and [...***...] of any Fees received by Licensee from any Sublicensee above [...***...]. Licensee shall not receive from Sublicensee anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF.
2.	Sub-section 4.2.1 of the License Agreement is replaced in its entirety with the following:
4.2.1	Royalty on Licensed Patents. In addition to other payments required by this Agreement, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of Net Sales of Licensed Products which, if not for this Agreement, would infringe Licensed Patents, in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product and or Licensed Process is actually sold and paid (or the date an invoice is sent by Licensee or its Sublicensee(s). For each calendar year or partial calendar year during the term of this Agreement, Licensee shall pay royalties at the following rates: [...***...] of aggregate Net Sales for the first [...***...] pounds of Licensed Product; [...***...] of aggregate Net Sales between [...***...] and [...***...] pounds of Licensed Product, and [...***...] of aggregate Net Sales over [...***...] pounds of Licensed Product.
3.	All other provisions of the License Agreement shall remain in full force and effect and unmodified by this amendment.

4.	The amendment shall be executed in duplicate and shall be referred to as the Fourth Amendment to License Agreement No. A6126.
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5.	Governing Law: The Fourth Amendment to License Agreement No. A6126 shall be governed by and construed in accordance with the laws of the State of Florida.
IN WITNESS WHEREOF, the Parties hereto have duly executed this Fourth Amendment to the License Agreement on the dates indicated below.
UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By	/s/ David L. Day	DATE: May 26, 2011
David L. Day
Director, Office of Technology Licensing
MYRIANT TECHNOLOGIES INC.

By	/s/ Stephen J. Gatto	DATE: May 31, 2011
Stephen J. Gatto
Chief Executive Officer
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